                                                                      EXHIBIT 11


TIDEWATER INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT
PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE
QUARTER AND SIX-MONTH PERIOD ENDED SEPTEMBER 30, 1996



                                                   Quarter Ended                       Six Months Ended
                                                 September 30, 1996                   September 30, 1996
                                                 ------------------                   ------------------
Net earnings (in thousands)                        $     32,952                         $       57,322
                                                   ============                         ==============

Computation of weighted
average number of shares
outstanding:
-------------------------------

       Issued:  62,022,356 shares

       Weighted average shares
       outstanding                                   62,013,762                             61,979,502

       Plus incremental shares
              applicable to stock
              options                                   581,166                                648,624
                                                   ------------                         --------------

       Weighted average common
       shares and equivalents                        62,594,928                             62,628,126
                                                   ============                         ==============

       Primary and fully diluted
       earnings per common share                   $        .53                         $          .92
                                                   ============                         ==============





                                       17